EXHIBIT 4.34

STOCK PURCHASE AGREEMENT

dated as of

March 31, 2012

between

SHANDA GAMES LIMITED

and

SHANDA ONLINE ENTERTAINMENT LIMITED

relating to the purchase and sale

of

100% of the Common Stock

of

MOCHI MEDIA, INC.

i

ii

Page

Article 8
Conditions to Closing

Section 8.01 . Conditions to Obligations of Buyer and Seller	25
Section 8.02 . Conditions to Obligation of Buyer	25
Section 8.03 . Conditions to Obligation of Seller	26

Article 9
Survival; Indemnification

Section 9.01 . Survival	26
Section 9.02 . Indemnification	27
Section 9.03 . Exclusivity	27

Article 10
Termination

Section 10.01 . Grounds for Termination	27
Section 10.02 . Effect of Termination	28

Article 11
Miscellaneous

Section 11.01 . Notices	28
Section 11.02 . Amendments and Waivers	28
Section 11.03 . Expenses	29
Section 11.04 . Successors and Assigns	29
Section 11.05 . Governing Law	29
Section 11.06 . Arbitration	29
Section 11.07 . Counterparts; Effectiveness; Third Party Beneficiaries	29
Section 11.08 . Entire Agreement	30
Section 11.09 . Severability	30
Section 11.10 . Disclosure Schedules	30

iii

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of March 31, 2012 between Shanda Games Limited, a company formed under the laws of the Cayman Islands (“Seller”), and Shanda Online Entertainment Limited, a company formed under the laws of the Cayman Islands (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the record and beneficial owner of 100% of the outstanding shares (the “Company Shares”) of common stock, par value $0.001 per share, of Mochi Media, Inc., a Delaware corporation (the “Company”);

WHEREAS, Seller desires to sell the Company Shares to Buyer, and Buyer desires to purchase the Company Shares from Seller, upon the terms and subject to the conditions hereinafter set forth;

The parties hereto agree as follows:

Article 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Buyer Balance Sheet” means the unaudited consolidated balance sheet of Buyer and the Subsidiaries of Buyer as of the Buyer Balance Sheet Date.

“Buyer Balance Sheet Date” means February 29, 2012.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement as set forth in Annex II hereto.

“Buyer Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in PRC GAAP or changes in the regulatory accounting requirements applicable to any industry in which Buyer and its Subsidiaries operate, (B) changes in the general economic or political conditions, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Buyer and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement, (F) any action taken (or omitted to be taken) at the request of Seller.

“Buyer Class B Shares” means Class B ordinary share, par value US$0.01 per share, of Buyer.

“Buyer Shares” means, collectively, Class A ordinary shares, par value US$0.01 per share, of Buyer and Buyer Class B Shares.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong, China are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date.

“Company Balance Sheet Date” means February 29, 2012.

“Company Common Stock” means the common stock, par value US$0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement as set forth in Annex I hereto.

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“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company, taken as a whole, excluding any effect resulting from (A) changes in U.S. GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates, (B) changes in the general economic or political conditions, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates, (D) acts of war, sabotage or terrorism or natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement, (F) any action taken (or omitted to be taken) at the request of Buyer.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of (and all rights to apply for and register) patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Knowledge” of any Person or any other similar knowledge qualification in this Agreement means to the actual knowledge of the executive officers of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

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“New Buyer Shares” means, collectively, Buyer Class B Shares to be issued by Buyer under Sections 2.01 and 2.02.

“Person” means an individual, corporation, partnership, company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC GAAP” means generally accepted accounting principles in the PRC.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Registered Intellectual Property” means all: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“US$” means the legal currency of the U.S.

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“U.S.” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the U.S..

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Buyer Intellectual Property	4.15
Buyer Registered Intellectual Property	4.15
Buyer Subsidiary Securities	4.054.07
Buyer Securities	4.05
Closing	2.03
Company	Recitals
Company Employee Plans	3.18
Company Intellectual Property	3.16
Company Permitted Liens	3.15
Company Registered Intellectual Property	3.16
Company Securities	3.05
Company Shares	Recitals
Damages	9.02
e-mail	11.01
Purchase Price	2.01
Receivables	2.02
Returns	3.19
Seller	Preamble
Third Party Claim	9.02
Warranty Breach	9.02

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Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2

Purchase and Sale

Section 2.01. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Company Shares at the Closing, in exchange for the issuance by Buyer of Three Hundred and Twenty Three (323) Buyer Class B Shares to Seller.

Section 2.02. Transfer of Receivables. Upon the terms and subject to the conditions of this Agreement, Seller agrees to transfer to Buyer at the Closing receivables in the total amount of US$1,830,000 due from the Company to Seller (the “Receivables”), including (a) a loan from Seller as lender to the Company as borrower in principal amount of US$1,540,000 bearing interest of 2.79% per annum, and (b) expenses paid by a Subsidiary of Seller on behalf of the Company in the amount of US$290,000, as well as all of Seller’s rights in the Receivables, and Buyer agrees to purchase from Seller the Receivables at the Closing, in exchange for the issuance by Buyer of Ten (10) Buyer Class B Shares to Seller.

Section 2.03. Closing. The closing (the “Closing”) of the purchase and sale of the Company Shares hereunder shall take place as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) at a place agreed upon by the parties hereto, or at such other time as Buyer and Seller may agree. At the Closing:

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(a)          Buyer shall deliver to Seller (i) a certified true copy of the register of members of Buyer indicating that Seller is the record holder of the New Buyer Shares and (ii) a certificate of the New Buyer Shares registered in the name of Seller.

(b)          Seller shall deliver to Buyer the certificate for the Company Shares duly endorsed or accompanied by stock power duly endorsed in blank.

Article 3

Representations and Warranties of Seller

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not have a Company Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the constitutional documents of Seller or the Company, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or to a loss of any benefit to which Seller or the Company is entitled under any provision of any agreement or other instrument binding upon Seller or the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for any Company Permitted Liens with such exceptions, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock.

(b)          All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in clause (a) above, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Shares. Seller is the record and beneficial owner of the Company Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Company Shares free and clear of any Lien.

Section 3.07. No Subsidiaries. The Company has and has had (and prior no Subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

Section 3.08. Financial Statements. The unaudited balance sheet as of December 31, 2011 and the related unaudited statements of profit and loss account for the year ended December 31, 2011 and the unaudited interim balance sheet as of February 29, 2012 and the related unaudited interim statements of profit and loss account for the two months ended February 29, 2012 of the Company fairly present in all material respects, in conformity with US GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and results of operations and for the periods then ended (subject to normal year-end adjustments).

Section 3.09. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)          From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind, other than:

(a)          liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b)          liabilities not required under U.S. GAAP to be shown on the Company Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

(c)          liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement;

(d)          liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; or

(e)          other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.

Section 3.11. Intercompany Accounts. Since the Company Balance Sheet Date, there has not been any accrual of liability by the Company to Seller or other transaction between the Company and Seller, except (a) the Transfer of Receivables set forth in Section 2.02 and (b) in the ordinary course of business of the Company consistent with past practice.

Section 3.12. Material Contracts. (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company is not a party to or bound by:

(i)          any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of US$ 2,000,000 or more or (B) aggregate payments by the Company of US$ 2,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company of any material penalty;

(ii)         any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of US$ 2,000,000 or more;

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(iii)        any material partnership, joint venture, dealer, distribution or other similar agreement or arrangement;

(iv)        any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(v)         any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding US$ 2,000,000; or (B) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(vi)        any material agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area;

(vii)       any material agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates;

(viii)      any contract or commitment relating to capital expenditures and involving future payments in excess of US$ 2,000,000 individually or US$ 2,000,000 in the aggregate;

(ix)         any employment agreement with or offer letter to an employee or individual consultant, contractor, or salesperson of the Company, providing for annual payments of US$ 2,000,000 or more;

(x)          any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xi)         any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company; or

(xii)        any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company, taken as a whole.

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(b)          Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Company, and is in full force and effect, to the Knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches which would not have a Company Material Adverse Effect.

Section 3.13. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting, Seller, the Company or any of their respective properties before any arbitrator or any Governmental Authority which is reasonably likely to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.14. Compliance with Laws and Court Orders. The Company is not in violation of any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15. Properties. The Company has good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a Company Material Adverse Effect. None of such property or assets is subject to any Lien, except:

(a)          Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto;

(b)          Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(c)          mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

(d)          Liens incurred in the ordinary course of business since the Company Balance Sheet Date; or

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(e)          other Liens which would not have a Company Material Adverse Effect (paragraphs (a)-(e) of this Section 3.15 are, collectively, the “Company Permitted Liens”).

Section 3.16. Intellectual Property. (a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all Registered Intellectual Property of the Company (the “Company Registered Intellectual Property”) and lists any proceedings or actions pending as of the date hereof before any court or tribunal related to any of the Company Registered Intellectual Property.

(b)          To Seller’s Knowledge, the Company has all requisite right, title and interest in, to and under (or valid and enforceable rights under contracts or licenses to use) all Intellectual Property necessary to the conduct of their business as presently conducted.

(c)          No Intellectual Property owned by the Company (the “Company Intellectual Property”) is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Company Material Adverse Effect.

(d)          The Company has not transferred ownership of or granted (and is not obligated to grant) any License of or other right to use any Intellectual Property that is or was Company Intellectual Property, to any other Person.

(e)          All software owned by the Company was (i) developed by employees of the Company working within the scope of their employment, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of the Company as assignee, which assignments have or will convey to the Company ownership of all of such person’s rights in the Intellectual Property Rights relating to such developments, or (iii) acquired in connection with acquisitions in which the Company obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property.

Section 3.17. Employees. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and all other employees of the Company whose annual base salary exceeds US$ 2,000,000.

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Section 3.18. Employee Benefit Plans. (a) The Company has made available to Buyer a list of and copies of each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Company Employee Plans”.

(b)          None of the Company, any ERISA Affiliate and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA.

(c)          None of the Company, any ERISA Affiliate and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)          Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No material events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)          The Company does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

Section 3.19. Tax. Except as set forth in the Company Balance Sheet (including the notes thereto), (i) all Tax returns, statements, reports and forms (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company has been, or will be, timely filed on or before the Closing Date; (ii) the Company has timely paid all Taxes shown as due and payable on the Returns that have been filed; (iii) the Returns that have been filed are true, correct and complete, (iv) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company ordinarily record items on their respective books; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company in respect of any material Tax.

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Section 3.20. Purchase for Investment. Seller will receive the New Buyer Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Buyer Shares and is capable of bearing the economic risks of such investment.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the memorandum and articles of association of Buyer, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except for any Buyer Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

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Section 4.05. Capitalization. All outstanding capital shares of Buyer have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 4.05 of the Buyer Disclosure Schedule, there are no outstanding (a) capital shares or voting securities of Buyer, (b) securities of Buyer convertible into or exchangeable for capital shares or voting securities of Buyer or (c) options or other rights to acquire from Buyer, or other obligation of Buyer to issue, any capital share, voting securities or securities convertible into or exchangeable for capital share or voting securities of Buyer (the items in clauses (a), (b) and (c) being referred to collectively as the “Buyer Securities”). There are no outstanding obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Buyer Securities.

Section 4.06. Valid Issuance of New Buyer Shares. Upon the issuance of the New Buyer Shares in accordance with this Agreement, Seller will acquire good and valid title to the New Buyer Shares, each of which, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

Section 4.07. Subsidiaries. (a) Each Subsidiary of Buyer is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not have a Buyer Material Adverse Effect.

(b)          Except as set forth in Section 4.07 of the Buyer Disclosure Schedule, all of the outstanding capital stock or other voting securities of each Subsidiary of Buyer is owned by Buyer, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of Buyer or any Subsidiary of Buyer convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of Buyer or (ii) options or other rights to acquire from Buyer or any Subsidiary of Buyer, or other obligation of Buyer or any Subsidiary of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of Buyer (the items in clauses 4.07(b)(i) and 4.07(b)(ii) being referred to collectively as the “Buyer Subsidiary Securities”). There are no outstanding obligations of Buyer or any Subsidiary of Buyer to repurchase, redeem or otherwise acquire any outstanding Buyer Subsidiary Securities.

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Section 4.08. Financial Statements. The unaudited unconsolidated balance sheet as of December 31, 2011 and the related unaudited unconsolidated statements of profit and loss account for the year ended December 31, 2011 and the unaudited unconsolidated interim balance sheet as of February 29, 2012 and the related unaudited interim unconsolidated statements of profit and loss account for the two months ended February 29, 2012 of Buyer and each Subsidiaries of Buyer respectively, fairly present, in conformity with PRC GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial positions of Buyer and the Subsidiaries of Buyer as of the dates thereof and their separate results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Absence of Certain Changes. (a) Since the Buyer Balance Sheet Date, the business of Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)          From the Buyer Balance Sheet Date until the date hereof, there has not been any action taken by Buyer or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Seller’s consent, would constitute a breach of Section 6.01.

Section 4.10. No Undisclosed Material Liabilities. There are no liabilities of Buyer or any of its Subsidiaries of any kind, other than:

(a)          liabilities provided for in the Buyer Balance Sheet or disclosed in the notes thereto;

(b)          liabilities not required under PRC GAAP to be shown on the Buyer Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

(c)          liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement;

(d)          liabilities incurred in the ordinary course of business since the Buyer Balance Sheet Date; or

(e)          other undisclosed liabilities which, individually or in the aggregate, are not material to Buyer and its Subsidiaries, taken as a whole.

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Section 4.11. Material Contracts. (a) Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to or bound by:

(i)    any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Buyer and its Subsidiaries of US$2,000,000 or more or (B) aggregate payments by Buyer and its Subsidiaries of US$2,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by Buyer or any such Subsidiary of any material penalty;

(ii)    any sales, distribution or other similar agreement providing for the sale by Buyer or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Buyer and its Subsidiaries of US$2,000,000 or more;

(iii)    any material partnership, joint venture, dealer, distribution or other similar agreement or arrangement;

(iv)    any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(v)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding US$2,000,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vi)    any material agreement that limits the freedom of Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any area;

(vii)    any contract or commitment relating to capital expenditures and involving future payments in excess of US$2,000,000 individually or US$2,000,000 in the aggregate;

(viii)    any employment agreement with or offer letter to an employee or individual consultant, contractor, or salesperson of Buyer or any of its Subsidiaries, providing for annual payments of US$ 2,000,000 or more;

(ix)    any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of Buyer or any of its Subsidiaries; or

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(x)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to Buyer and its Subsidiaries, taken as a whole.

(b)    Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of Buyer or a Subsidiary of Buyer, as the case may be, and is in full force and effect, and none of Buyer, any of its Subsidiaries or, to the Knowledge of Buyer, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches which would not have a Buyer Material Adverse Effect.

Section 4.12. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer or any of its Subsidiaries or any of their respective properties before any arbitrator or any Governmental Authority which is reasonably likely to have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.13. Compliance with Laws and Court Orders. Neither Buyer nor any of its Subsidiaries is in violation of any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.14. Properties. Buyer and its Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Buyer Balance Sheet or acquired after the Buyer Balance Sheet Date, except for properties and assets sold since the Buyer Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a Buyer Material Adverse Effect. None of such property or assets is subject to any Lien, except:

(a)    Liens disclosed on the Buyer Balance Sheet or notes thereto or securing liabilities reflected on the Buyer Balance Sheet or notes thereto;

(b)    Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(c)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

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(d)    Liens incurred in the ordinary course of business since the Buyer Balance Sheet Date; or

(e)    other Liens which would not have a Buyer Material Adverse Effect (paragraphs (a)-(e) of this Section 4.14 are, collectively, the “Buyer Permitted Liens”).

Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Buyer Disclosure Schedule contains a list of all Registered Intellectual Property of Buyer and its Subsidiaries (collectively, the “Buyer Registered Intellectual Property”) and lists any proceedings or actions pending as of the date hereof before any court or tribunal related to any of the Buyer Registered Intellectual Property.

(b)    To Buyer’s Knowledge, Buyer and its Subsidiaries have all requisite right, title and interest in, to and under (or valid and enforceable rights under contracts or licenses to use) all Intellectual Property necessary to the conduct of their business as presently conducted.

(c)    No Intellectual Property owned by Buyer or any of its Subsidiaries (the “Buyer Intellectual Property”) is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Buyer or any of its Subsidiaries or restricting the licensing thereof by Buyer or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Buyer Material Adverse Effect.

(d)    Neither Buyer nor any of its Subsidiaries has transferred ownership of or granted (and is not obligated to grant) any License of or other right to use any Intellectual Property that is or was Buyer Intellectual Property, to any other Person.

(e)    All software owned by Buyer and its Subsidiaries was (i) developed by employees of Buyer or its Subsidiaries working within the scope of their employment, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of Buyer or its Subsidiaries as assignee, which assignments have or will convey to Buyer or its Subsidiaries ownership of all of such person’s rights in the Intellectual Property Rights relating to such developments, or (iii) acquired in connection with acquisitions in which Buyer or its Subsidiaries obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property.

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Section 4.16. Employee Benefit Plans. Buyer has made available to Seller a list of and copies of each material employee benefit plan, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Buyer and covers any employee or former employee of the plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Seller.

Section 4.17. Tax. Except as set forth in the Buyer Balance Sheet (including the notes thereto), (i) all Returns that are material and required to be filed with any Taxing Authority on or before the Closing Date by, or with respect to, Buyer or any of its Subsidiaries have been, or will be, timely filed on or before the Closing Date; (ii) Buyer and its Subsidiaries have timely paid all Taxes shown as due and payable on the Returns that have been filed; (iii) the Returns that have been filed are true, correct and complete, (iv) the charges, accruals and reserves for Taxes with respect to Buyer and its Subsidiaries reflected on the books of Buyer and its Subsidiaries are adequate to cover material Tax liabilities accruing through the end of the last period for which Buyer and its Subsidiaries ordinarily record items on their respective books; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Buyer or any of its Subsidiaries in respect of any material Tax.

Section 4.18. Purchase for Investment. Buyer is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment.

Article 5

Covenants of Seller

Seller agrees that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, Seller shall cause the Company to conduct its businesses in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit the Company to:

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(a)    adopt or propose any change in its constitutional documents;

(b)    merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c)    sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice; or

(d)    agree or commit to do any of the foregoing.

Seller will not take, and will not permit the Company to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any material respect at the Closing Date such that the closing condition set forth in Section 8.02(a)(ii) shall not be satisfied as of such date.

Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and to the books and records of Seller relating to the Company, (ii) furnish, and will cause the Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller or the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

(b)    On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

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Section 5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)    any actions, suits, claims, investigations or proceedings commenced relating to Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13.

Article 6

Covenants of Buyer

Buyer agrees that:

Section 6.01. Conduct of Buyer. From the date hereof until the Closing Date, Buyer shall, and shall cause each Subsidiary of Buyer to conduct its businesses in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Buyer will not, and will not permit any Subsidiary of Buyer to:

(a)    adopt or propose any change in its constitutional documents;

(b)    merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c)    sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice; or

(d)    agree or commit to do any of the foregoing.

Buyer will not take, and will not permit any Subsidiary of Buyer to take, any action that would make any representation or warranty of Buyer hereunder inaccurate in any material respect at the Closing Date such that the closing condition set forth in Section 8.03(a)(ii) shall not be satisfied as of such date.

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Section 6.02. Access to Information. (a) From the date hereof until the Closing Date, Buyer will (i) give, and will cause each Subsidiary of Buyer to give, Seller, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Buyer and its Subsidiaries, (ii) furnish, and will cause each Subsidiary of Buyer to furnish, to Seller, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Buyer or any Subsidiary of Buyer as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Buyer or any Subsidiary of Buyer to cooperate with Seller in its investigation of Buyer or any Subsidiary of Buyer. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer or its Subsidiaries. Notwithstanding the foregoing, Seller shall not have access to personnel records of Buyer and the Subsidiaries of Buyer relating to individual performance or evaluation records, medical histories or other information which in Buyer’s good faith opinion is sensitive or the disclosure of which could subject Buyer or any Subsidiary of Buyer to risk of liability.

(b)    On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Seller in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.03. Notices of Certain Events. Buyer shall promptly notify Seller of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)    any actions, suits, claims, investigations or proceedings commenced relating to Buyer or any Subsidiary of Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12.

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Article 7

Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02. Confidentiality. Each of Buyer and Seller will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or the rules and regulations of the relevant stock exchange, all confidential documents and information concerning Seller or Buyer, respectively, or any of its Subsidiaries furnished to Buyer or Seller, respectively, in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer or Seller, respectively, (ii) in the public domain through no fault of Buyer or Seller, respectively or (iii) later lawfully acquired by Buyer or Seller, respectively, from sources other than Seller or Buyer, respectively; provided that each side may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such side of the confidential nature of such information and are directed by such side to treat such information confidentially.

Section 7.03. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

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Section 7.04. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Article 8

Conditions to Closing

Section 8.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)    No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b)    All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)    (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b)    Buyer shall have received all documents it may reasonably request relating to the existence of Seller, the Company and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(c)    Since the Company Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.

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Section 8.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)    (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

(c)    Since the Buyer Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Buyer Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.

Article 9

Survival; Indemnification

Section 9.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

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Section 9.02. Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of Buyer or any of its Affiliates.

(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, Seller or any of its Affiliates.

Section 9.03. Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, each side waives any rights and claims such side may have against the other side, whether in law or in equity, relating to the transactions contemplated hereby. The rights and claims waived by either side include claims for contribution or other rights of recovery arising out of or relating to any claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 9.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

Article 10

Termination

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Seller and Buyer; or

(b)    by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 10.01 shall give notice of such termination to the other party.

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Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.02, 11.03, 11.05 and 11.06 shall survive any termination hereof pursuant to Section 10.01.

Article 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

SHANDA ONLINE ENTERTAINMENT LIMITED

Unit 403A, 4/F, Golden Centre

188 Des Voeux Road Central, Hong Kong

Attention: John Lee

E-mail: johnlee@snda.com if to Seller, to:

SHANDA GAMES LIMITED
Unit 403A, 4/F, Golden Centre
188 Des Voeux Road Central, Hong Kong
Attention: Patrick Ie
E-mail: patrickie@snda.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

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(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 9.03, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.06. Arbitration. Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with these Rules. The dispute shall be resolved by one arbitrator appointed by the parties. If the parties cannot agree on one arbitrator, the dispute shall be resolved by three arbitrators, one appointed by Seller, one appointed by Buyer and the third appointed by the first two arbitrators. The arbitration proceedings shall be conducted in English and Chinese. Any award is final and may be enforced in any court of competent jurisdiction. The award shall apportion the costs of arbitration. The parties shall duly and punctually perform their obligations hereunder pending issuance of the arbitral award.

Section 11.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

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Section 11.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10. Disclosure Schedules. (a) Seller has set forth information on the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

(b)    Buyer has set forth information on the Buyer Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Buyer Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Buyer Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Buyer Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Seller and (ii) the disclosure by Buyer of any matter in the Buyer Disclosure Schedule shall not be deemed to constitute an acknowledgment by Buyer that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SHANDA ONLINE ENTERTAINMENT LIMITED
By:	/s/ Tuoc Vinh Luong
Name:	Tuoc Vinh Luong
Title:	Chief Executive Officer of Shanda Online Entertainment Limited

SHANDA GAMES LIMITED
By:	/s/ Qunzhao Tan
Name:	Qunzhao Tan
Title:	Chief Executive Officer of Shanda Games Limited

ANNEX I

COMPANY DISCLOSURE SCHEDULE

Section 3.12 Material Contracts.

•	WILDTANGENT REPRESENTATION AGREEMENT between Mochi Media, Inc. and WildTagent, Inc. dated May 6, 2009, as amended May 1, 2010 and August 1, 2010.

•	Yume Integrated Publisher Agreement between Mochi Media, Inc. and Yume, Inc. dated January 20, 2011 and as amended March 16, 2012.

•	Third party software developers license flash game software to Mochi Media, Inc. pursuant to the agreements located at the URL set forth below, which the developers accept when they activate their accounts:

http://www.mochimedia.com/program-policies-developer.html

•	The Company’s standard click-through publisher agreement is located here:

http://www.mochimedia.com/program-policies-publisher.html

Section 3.16(a) Company Registered Intellectual Property.

Item	Required Actions within 180 days to maintain, preserve, protect or renew

U.S. Application No.: 12/129,949 Filing Date: May 30, 2008 Title: METHOD AND SYSTEM FOR DISTRIBUTING BROWSER-BASED COMPUTER GAMES AND FILES	The application was abandoned on October 14, 2011 for failure to respond to an office action. No additional cost is expected in regard to this application.
PCT International Application No. PCT/US2009/045491 Filing Date: May 28, 2009 Title: METHOD AND SYSTEM FOR DISTRIBUTING BROWSER-BASED COMPUTER GAMES AND FILES	This international patent application, which claims priority to the above U.S. patent application, is no longer pending and was not nationalized in any countries. No additional cost is expected in regard to this application.

US TM Application for Design and Word Mark Mochi Serial# 77408705, filed February 28, 2008	This application secured registration on April 27, 2012, and was given a registration number of 3779919. No additional costs are expected until the first maintenance deadline between 2015 and 2016.

US TM Registration for Word Mark MOCHI Registration Number 3526946, registered November 4, 2008.	This mark has secured registration. No additional costs are expected until the first maintenance deadline between 2013 and 2014.

Mark: MOCHI Country: UK Barnes & Thornburg Ref.: 46775-205621 Status: Registered	This mark has secured registration. No additional costs are expected until the first maintenance deadline in 2018.

Mark: MOCHI Country: Canada Barnes & Thornburg Ref.: 46775-205622	Status: Application filed-preliminary objection to registration issued. The Canadian Trademark Office has cited a prior application to register MOSHI as a potential bar to the registration in Canada. Barnes & Thornburg sent a letter to the MOSHI applicant seeking consent to the use and registration of your MOCHI mark. Unfortunately, the MOSHI applicant has initially refused the request for consent. An opposition was then filed against the MOSHI application,. A response to Office Action is due on the MOCHI application in August 2012. Barnes & Thornburg (TM counsel) continues to watch this application to determine if the opposition against MOSHI is successful and the MOCHI application secures registration.

biogems.com	All listed domains are owned by Mochi Media. All are set for auto-renewal except biogemsgame.com, biogemz.com and webgamingsummit.com which expire in January 2013.
biogemsgame.com
biogemz.com
fgsummit.com
flashadnetwork.com
flashgamesummit.com
flashgamingsummit.com
flashtrafficmonitor.com
mightandhero.com
mochiad.com
mochiads.com
mochiads.net
mochiads.org
mochianalytics.com
mochiblog.com
mochibot.com
mochibot.net
mochibot.org
mochicafe.com
mochicash.com
mochicoins.com
mochicon.com
mochigame.com
mochigames.com
mochikit.com
mochikit.net
mochikit.org
mochiland.com
mochimade.com
mochimedia.com
mochimedia.net
mochimedia.org
mochimention.com
mochimmo.com
mochimmos.com
mochimon.com
mochimoney.com
mochimonsters.com
mochipass.com
mochipop.com
mochiscores.com
mochistuff.com
mochiweb.com
mymochi.com
premiumflashgame.biz
premiumflashgame.com
premiumflashgame.info
premiumflashgame.net
premiumflashgame.org
premiumflashgames.biz
premiumflashgames.com
premiumflashgames.info
premiumflashgames.net
premiumflashgames.org
shareyourgames.com
swftracker.org
threexor.com
webgamingsummit.com

Section 3.17 Employees

None.